ACQUISITION AGREEMENT AMENDMENT

This Acquisition Agreement Amendment (Amendment), dated the 20th day of December, 1999 by and between TRIAM, LTD, a Nevada Corporation (hereinafter called "TRIAM" and NORTHWEST FINANCIAL, LTD, a Minnesota Corporation, (hereinafter called NORTHWEST).

                                  WITNESSETH

Whereas, an Acquisition Agreement (Acquisition) was agreed to and executed between TRIAM and NORTHWEST on December 16, 1999 and approved by the Board of Directors and Shareholders of both parties at meeting held for that purpose, and,

Whereas, both parties mutually agree to an amendment to the Acquisition to allow time for the WHY USA asset to be transferred to NORTHWEST as shown on the unaudited Financial Statement referred to in Paragraphs 13 and 14 of the Acquisition Agreement which will be completed on or before December 31, 1999, and,

Whereas, Ten Million Shares of Investment Stock was issued by TRIAM to NORTHWEST for the transfer of assets in December 16, 1999 as agreed to in the Acquisition, and a Stop Transfer will be placed with Merit Transfer, the Transfer Agent, until the transfer of assets is completed by N0RTHWEST.

Now, therefore, both Parties to this Agreement mutually agree to amend the Acquisition by TRIAM from NORTHWEST as follows:

     1. The date, of transfer of assets by NORTHWEST to TRIAM, is extended to December 31, 1999 instead of December 16, 1999, as referred to in the Acquisition Agreement.

     2. All references in the Acquisition to a Balance Sheet dated December 16, 1999 are hereby retroactively amended to refer to an Unaudited Balance Sheet dated December 31, 1999, to reflect the true assets being acquired by TRIAM from NORTHWEST, which will include the Franchises of WHY USA.

     3. All other items in the Acquisition Agreement dated December 16, 1999 will remain in full effect for all purposes intended in the Agreement.

     4. TRIAM will instruct Merit Transfer, the Stock Transfer Agent, to remove the Stop Transfer order on the stock issued to NORTHWEST under the Acquisition Agreement, upon completion of the transfer of assets by NORTHWEST to TRIAM on December 31, 1999.

This Amendment is agreed to by both parties to the Acquisition Agreement with no other changes

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other than those herein above written.

Time is of the essence in the Amendment to Acquisition Agreement.


Dated December 20,1999                         TRIAM, LTD.
                                               A Nevada Corporation


                                               By /s/ David H. Timms
                                               President


                                               NORTHWEST FINANCIAL, LTD.
                                               A Minnesota Corporation

                                               By: /s/ Donald Riesterer
                                               President
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